Exhibit 13 (d)

D. F. King & Co., Inc.

48 WALL STREET, NEW YORK, N.Y. 10005
(212) 269-5550

July 27, 2011

Mr. Harvey D. Hirsch
Van Eck Securities Corporation
335 Madison Avenue
New York, NY 10017

Dear Harvey:

          This letter agreement (this “Agreement”) sets forth the terms and conditions pursuant to which Van Eck Securities Corporation (the “Company”) has retained D. F. King & Co., Inc. (“King”) in connection with a proposed exchange offer.

          The Company proposes to offer to exchange certain HOLDRS (the “HOLDRS”) for new Market Vectors ETFs (the “Market Vectors ETFs”) in accordance with, and subject to, the terms and conditions as will be set forth in the Prospectus/Offering Circular on Form N-14 and the Schedule TO to be dated as of a future date and to be provided by the Company to King. Such offer to exchange the HOLDRS for Market Vectors ETFs is herein referred to as the “Exchange Offer”.

1.

The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Exchange Offer and requests and authorizes King to contact, and to provide information with respect to the Exchange Offer to, holders of the HOLDRS, as set forth in paragraph 2 below. For this purpose, King is authorized to use, and will be supplied by the Company with as many copies as King may reasonably request of, the following materials filed with the Securities and Exchange Commission (the “Commission”) or publicly released (or to be filed or publicly released) by the Company in connection with the Exchange Offer (collectively, the “Exchange Offer Materials”): (i) a Prospectus/Offering Circular; (ii) a Letter of Transmittal; (iii) press releases and newspaper advertisements; (iv) letter to securities dealers, banks and trust companies to their customers; and (v) any and all amendments or supplements to any of the foregoing, Further, at the request of the Company, King will print, copy and mail any Exchange Offer Materials to holders of the HOLDRS. The cost of such printing, copying and mailing is included in the fees payable by the Company to King as set forth in Annex I hereto. In no event will King make any recommendation to anyone regarding whether to tender or refrain from tendering their HOLDRS. If such advice is requested, King will respond that it is not authorized to give such advice and shall recommend to the person requesting such advice that such person consult with his or her financial advisor or broker.

Mr. Harvey Hirsch
Van Eck Securities Corporation
June 26, 2011

2.

King hereby agrees to render the services detailed in Annex II in connection with the Exchange Offer. The Company agrees to pay King as compensation for its services the non-refundable fees set forth in Annex I hereto to be payable as follows: (a) the fee identified as “DFK Initial Retainer Fee” will be payable upon execution of this Agreement (the “Initial Retainer Fee”);(b) 50% of the fee identified as “Identification Fee” (the “Shareholder ID Fee”) will be payable upon the execution of an agreement between the Company and Merrill Lynch & Co., Inc. with respect to the HOLDRS (the “ML Agreement”) and 50% of the Shareholder ID Fee will be payable upon commencement of the Exchange Offer, and (c) the fee identified as “Information Agent Fee” will be payable upon commencement of the Exchange Offer, it being understood that such fee shall not include the Initial Retainer Fee. In the event the Company extends the term of the initial or a subsequent term of the Exchange Offer beyond an aggregate of thirty-five (35) days, the Company agrees to pay King an additional fee of $1,000 per CUSIP for each such extension. Further, the Company agrees to pay King $5.00 per incoming and outgoing telephone contact, plus telecom charges in connection with the Exchange Offer. In the event the Company requests King to provide additional services, the Company agrees to pay King reasonable and customary compensation, in an amount, if any, to be mutually agreed upon. The Company further agrees to reimburse King for all reasonable documented out-of-pocket expenses incurred by King in retention hereunder as set forth on Annex I, it being understood that such expenses are based on certain assumptions on the day hereof and will be adjusted to reflect actual expenses incurred by King; provided, that (other than the expenses set forth on Annex 1) (i) any single out of pocket expense exceeding $2,500 and/or (ii) collective out of pocket expenses exceeding an aggregate of $15,000 shall require written authorization by the Company. Notwithstanding the foregoing, the Company will notify King once it has entered into the ML Agreement (the “Agreement Notification”). Prior to the Agreement Notification, King will consult with the Company before incurring any out-of-pocket expenses in connection with this Agreement; provided that, if the Company does not enter into the ML Agreement, the Company will pay King only the Initial Retainer Fee and reimburse King only for out-of-pocket expenses agreed to by the Company in consultation with King.

3.

The Company further agrees and acknowledges that its obligation under this paragraph 3 is not in any way conditional upon the successful consummation of the Exchange Offer or dependent upon the amount of HOLDRS acquired by the Company pursuant to the Exchange Offer,

4.

The Company agrees that King shall have the right to pass upon and approve any and all references to King in the Exchange Offer Materials. The Company shall not file with the Commission, any other governmental or regulatory authority or body or any court, or otherwise make public, any document containing any reference to King unless and until King shall have approved such reference. The

Mr. Harvey Hirsch
Van Eck Securities Corporation
June 26, 2011

Company shall distribute to Richard Grubaugh (email: rgrubaugh@king-worldwide.com) any documents for King’s approval pursuant to this provision. Any comments should be communicated to the Company in writing or orally within 24 hours of such submission. If no comments have been received by the Company within 24 hours from submission, King will be deemed to have passed on and approved such documents.

5.	The Company represents and warrants to King that:

	(i)	this Agreement is a valid and binding agreement on the Company’s part;

(ii)

all necessary corporate action will be duly taken by the Company prior to the commencement of the Exchange Offer to authorize the Exchange Offer, and the exchange of HOLDRS for Market Vectors ETFs in connection with the Exchange Offer;

(iii)

all Exchange Offer Materials will comply, in all material respects, with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, and none of the Exchange Offer Materials and no other report, filing, document, release or communication published or filed in connection with the Exchange Offer, will contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading;

(iv)

the Exchange Offer, and the exchange of HOLDRS for Market Vectors ETFs in connection with the Exchange Offer, will comply, in all material respects, with all applicable requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body, and no material consent or approval of, or filing with, any governmental or regulatory authority or body (other than required filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder) is required in connection with the making or consummation of the Exchange Offer (or, if any such material consent, approval or filing is required it will be duly obtained or made prior to the commencement of the Exchange Offer); and

(v)

the Exchange Offer, and the exchange of HOLDRS for Market Vectors ETFs in connection with the Exchange Offer, and the execution, delivery and performance of this Agreement, will not conflict with or result in a breach of or constitute a default under the Company’s certificate of incorporation or by-laws, or any material agreement, indenture, mortgage, note or other instrument by which the Company is bound.

Mr. Harvey Hirsch
Van Eck Securities Corporation
June 26, 2011

6.

The Company will advise King promptly of the occurrence of any event which will cause it not to proceed with, or to withdraw or abandon, the Exchange Offer. The Company will also advise King promptly of any proposal or requirement to materially amend or supplement any of the Exchange Offer Materials by providing King with copies of any amendments to the Exchange Offer Materials filed with the Commission as soon as practicable after such filing.

7.

The Company hereby agrees to indemnify and hold harmless King, King’s controlling persons, officers, directors, employees, agents and representatives (collectively, the “King Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including but not limited to, all reasonable counsel fees, disbursements and other reasonable documented out-of-pocket expenses) incurred by such King Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened or any claim whatsoever, arising out of, relating to, or based upon any facts or circumstances constituting a violation of, or in conflict with, any of the representations and warranties set forth in paragraph 4 above or arising out of, relating to, or in connection with the Exchange Offer, except for the willful misconduct or gross negligence of any King Indemnified Person. The foregoing indemnity shall be in addition to any liability that the Company might otherwise have to any King Indemnified Person.

8.

King hereby agrees to indemnify and hold harmless the Company, the Company’s controlling persons, officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Persons”;together with the King Indemnified Persons, the “Indemnified Persons”) from and against any and all losses, claims, damages, Liabilities and expenses whatsoever (including but not limited to, all reasonable counsel fee, disbursements and other reasonable documented out-of-pocket expenses) incurred by such Company Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened or any claim whatsoever, arising out of, relating to, or in connection with the performance of King’s services under this Agreement, except for the willful misconduct or gross negligence of any Company Indemnified Person. The foregoing indemnity shall be in addition to any liability which King might otherwise have to any Company Indemnified Person. Notwithstanding anything contained herein to the contrary, in no event shall the indemnification obligations of King under this paragraph 7 exceed the aggregate amount of any fees paid to King pursuant to paragraph 2.

Mr. Harvey Hirsch
Van Eck Securities Corporation
June 26, 2011

9.

King agrees to notify the Company promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Exchange Offer and the Company agrees to notify King promptly of the assertion of any claim against the Company or any of its officers, directors, employees or agents in connection with the Exchange Offer. At the Company’s election, unless there is a conflict of interest, the defense of the Indemnified Person shall be conducted by the Company’s counsel who shall be satisfactory to the Indemnified Persons and the Indemnified Persons who are defendants in the action or proceeding. The Company shall not settle or compromise any such action or proceeding without the Indemnified Person’s prior written consent, unless the terms of the settlement or compromise include an unconditional release of any such Indemnified Person(s) from all liability or loss arising out of such action or proceeding.

10.

The representations and warranties contained in paragraph 5 above and the indemnity agreement contained in paragraphs 7 and 8 above shall remain operative and in full force and effect regardless of (i) the termination or consummation of the Exchange Offer, and (ii) any investigation made by or on behalf of any party.

11.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York. It is agreed that any action, suit or proceeding arising out of or based upon this agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District, and the parties hereto hereby consent to the in personam jurisdiction and venue of any such court and to service of process by certified mail, return receipt requested. If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

          If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof in the space provided below for the purpose, whereupon this Agreement and the Company’s acceptance shall constitute a binding agreement between the parties hereto.

D. F. KING & CO., INC.

BY:
Richard H. Grubaugh Senior Vice President

Mr. Harvey Hirsch
Van Eck Securities Corporation
June 26, 2011

Accepted as of the date first above written

VAN ECK SECURITIES CORPORATION

BY:
Name: Harvey Hirsch
Title: Senior Vice President

ANNEX I

Van Eck™ Global

SINCE 1955

Information Agent Proposal

Name of Fund	Ticker	Number of Beneficial Accounts		Information Agent Fee	Identification Fee	Estimated Phone Expenses**	Misc. / Mailing / Printing / NOBO Expenses***	Estimated Total Cost
DFK Initial Retainer Fee				$15,000				$15,000

Biotech HOLDRS	BBH	6,710		$10,000	$5,500	$4,468	$30,904	$50,870
Oil Service HOLDRS	OIH	20,000	*	$10,000	$5,500	$38,221	$78,895	$132,616
Pharmaceutical HOLDRS	PPH	10,000	*	$10,000	$5,500	$19,996	$42,782	$78,278
Retail HOLDRS	RTH	600		$10,000	$5,500	$2,194	$8,996	$26,690
Semiconductor HOLDRS	SMH	10,174		$10,000	$5,500	$19,073	$43,521	$78,094
Regional Bank HOLDRS	RKH	1,250		$10,000	$5,500	$3,413	$11,335	$30,248

	Total:	48,734		$60,000	$33,000	$87,363	$216,433

							GRAND TOTAL:	$411,796

N/A: Broadridge has not provided number of holders for OIH and PPH
*	We have estimated that OHI has approximately 20,000 accounts
*	We have estimated that PPH has approximately 10,000 accounts
**	We have assumed that we would contact shareholders owning 500 shares and above
***	We have assumed 60 page booklet; NOBO cost of $0.165 per account.

Exhibit I - 1

Van Eck™ Global

SINCE 1955

Misc./Mailing/Printing Expenses Breakdown

Name of Fund	Ticker	Estimated Number of Beneficial Accounts	Estimated Number of NOBO Accounts	Estimated NOBO Cost ($0.165/ account)* Broadridge Fees	Mailing Cost (5.5 oz weight) $1.72/account	Addition Bank / Broker / Broadridge Charges ($1.16/account)	Estimated Additional Foreign Accounts Charge (1.0% of all accounts @ approx. $15.75/account)	Offer to Purchase / Letter to Transmittal / Broker Letter Documents (69 page b&w)	Misc. Expenses including Courier, Trucking & Delivery, Data Processing and Number Look- up Charges	Estimated Expenses Associated with Printing & Delivery	Estimated Total Cost
Biotech Holdrs	BBH	6,710	4,048	$753	$11,541	$7,784	$1,057	$3,020	$5,000	$1,750	$30,904
Oil Service Holdrs*	OIH	20,000	14,000	$2,395	$34,400	$23,200	$3,150	$9,000	$5,000	$1,750	$78,895
Pharmaceutical Holdrs*	PPH	10,000	6,500	$1,158	$17,200	$11,600	$1,575	$4,500	$5,000	$1,750	$42,783
Retail Holdrs	RTH	800	417	$154	$1,032	$696	$95	$270	$5,000	$1,750	$8,996
Semiconductor Holdrs	SMH	10,174	7,297	$1,289	$17,499	$11,802	$1,602	$4,578	$5,000	$1,750	$43,521
Regional Bank Holdrs	RKH	1,250	854	$226	$2,150	$1,450	$197	$663	$5,000	$1,750	$11,335

	Total	48,734	33,116	$5,974	$83,622	$56,531	$7,676	$21,930	$30,000`	$10,500

										ESTIMATED TOTAL:	$218,434

Calling Campaign Breakdown

Name of Fund	Type of Call	NOBO calls above 500 shares (R1): 100%	NOBO Calls above 500 shares (R2): 50%	NOBO Calls above 500 shares (R3): 15%	Total Cost per Call	Estimated Total Cost
BBH	Outbound	454	227	68	$4.50	$3,371
	Inbound©	244			$4.50	$1,096
OIH	Outbound	5,000	2,500	750	$4.50	$37,125
	Inbound©	244			$4.50	$1,096
PPH	Outbound	2,545	1,273	382	$4.50	$18,900
	Inbound©	244			$4.50	$1,096
RTH	Outbound	148	74	22	$4.50	$1,096
	Inbound©	244			$4.50	$1,096
SMH	Outbound	2,421	1,211	363	$4.50	$17,978
	Inbound©	244			$4.50	$1,096
ROH	Outbound	312	156	47	$4.50	$2,318
	Inbound©	244			$4.50	$1,096

TOTAL COST OUTBOUND:		$46,960	$24,485	$7,344

					ESTIMATED TOTAL:	$87,363

*	We have assumed OIH has approximately 20,000 accounts: 14,000 NOBO accounts
*	We have assumed PPH had approximately 10,000 accounts: 6,000 NOBO accounts
**	Broadridge charges $1.00/account; service charge: $0.10/account / envelope charge: additional charges related to mailing of $0.06/account
©	Inbound calls represent 3.0% of all beneficial accounts spread evenly among the B funds.

Exhibit I - 2

ANNEX II

Services of D.F, King & Co., Inc.

Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

1.	Reporting.

	•	Prior to the commencement of the Exchange Offer, King will provide to the Company a contact list of the institutional holders of HOLDRS (the “Holders”).

	•	On a daily basis, King will provide a summary of results regarding the call volume, the Exchange Offer and any issues in connection therewith.

•

King will provide a summary call report regarding any pertinent feedback from King’s call center representatives during the period of the Exchange Offer, including a report of the institutions that have exchanged HOLDRS.

	•	King will offer strategic advice relating to the Exchange Offer in connection with the timing, dissemination of materials and feedback from the Holders.

	•	King will use its best efforts to maximize the exchange response.

2.	Shareholder Identification.

	•	King will use public information, NOBO listings and bank run listings to assemble a comprehensive report of the Holders for each CUSIP.

	•	King will obtain a list of NOBO accounts from Broadridge to solicit, as agreed to by the Company, the exchange of HOLDRS that are instrumental in meeting the Exchange Offer requirements,

	•	King will provide the Company with a listing of the NOBOs to determine, in the Company’s sole discretion, which level of HOLDRS to target for a calling campaign and reminder letter dissemination.

3.	Document Review.

	•	At the Company’s request, King will review Exchange Offer Materials and assist the Company with the preparation of correspondence to the Holders.

4.	Call Center Support.

	•	King will make targeted telephone calls to notify the Holders of the Exchange Offer. The target account base will be agreed upon by the Company and all calls will be recorded.

Exhibit II - 1

	•	King TeleServices L.L.C., a wholly-owned subsidiary of King and its call center, will provide a dedicated toll-free number to answer any questions of the Holders regarding the Exchange Offer.

	•	King will obtain the required telephone numbers from internal databases, phone number append services, information operators and by any other electronic means.

	•	King will commence its calling campaign to Holders as soon as practicable and at the request of the Company.

•

Calls will be made during the hours of 9:00 a.m. and 9 p.m. within any time zone on business days, and during the hours of 12:00 p.m. and 6:00 p.m. within any time zone on Saturdays unless otherwise requested by the Company. King will not call after 9:00 p.m. on any day in any time zone.

•

Other than information regarding the Exchange Offer and the exchange mechanics in connection therewith, call center representatives will not discuss any other matters relating to the Exchange Offer. The Holders will be referred to the appropriate 800-number for all other questions.

•

After the mailing of the Exchange Offer Materials, King will make a series of outbound calls in connection with a predetermined range of HOLDRS, as determined by the Company (in consultation with King), to inform the Holders about the Exchange Offer and to assist with any exchange of the HOLDRS.

5.	Bank and Broker Notification.

	•	King will survey banks and brokers to ascertain material quantities (pre-commencement).

	•	King will notify banks and brokers regarding the launch and commencement of the offer.

	•	King will contact all banks, brokerage firms and financial intermediaries that hold HOLDRS.

	•	King will maintain frequent contact with intermediaries to monitor the response of the Holders and to ensure that the applicable notification processes meet the Company’s requirements.

6.	Printing.

	•	Kcomm Financial Document Services, a division of King (“Kcomm”), will provide printing services in connection with the Exchange Offer.

Exhibit II - 2

	•	As soon as the number of documents to be printed by Kcomm has been determined by the Company and King, King will deliver a detailed printing price quote.

	•	Kcomm will print the relevant materials for purposes of dissemination to the applicable banks and brokers.

7.	Mailing and Distribution.

•

DFX Distribution Management, Inc., a company of King, will supervise and coordinate all mailing and delivery of the Exchange Offer Materials to the applicable banks, brokerage firms and Broadridge Financial Services.

8.	Press Releases and Advertising.

	•	At the request of the Company, King will distribute press releases and place advertisements regarding the Exchange Offer.

	•	King will assist in the preparation of such advertisements, will reserve space in news sources selected by the Company, and will prepare the advertisements to be placed in such news sources.

Exhibit II - 3